Exhibit 99.1

NEWS RELEASE

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts:	Media Joe Muehlenkamp 314.554.4135 jmuehlenkamp@ameren.com	Analysts Andrew Kirk 314.554.3942 akirk@ameren.com

For Immediate Release

Cynthia J. Brinkley joins Ameren Board of Directors

ST. LOUIS (Dec. 3, 2019) — The board of directors of Ameren Corporation (NYSE: AEE) announced today that Cynthia J. Brinkley has been elected to the Ameren board of directors effective immediately.

Brinkley brings extensive senior leadership experience at several Fortune 100 companies to the Ameren board of directors. Most recently, Brinkley served in multiple senior leadership roles at Centene Corporation, including president and chief operating officer, as well as chief administrative and markets officer.

Prior to joining Centene, Brinkley served as vice president of global human resources at General Motors Company from 2011 to 2013. She has also held various leadership roles at AT&T Inc., including senior vice president of talent development, chief diversity officer and president of AT&T Missouri.

Brinkley currently serves on the board of directors of Energizer Holdings, Inc. In addition, Brinkley has a long-standing history of deep St. Louis community involvement, having held leadership positions or actively participated in several civic, public, educational, and non-profit organizations, including the Federal Reserve Bank of St. Louis, Saint Louis Zoo, St. Louis Symphony and the Nine Network of Public Media.

“We are very excited to have Cindy join the Ameren board of directors,” said Warner L. Baxter, chairman, president and chief executive officer of Ameren. “Her extensive senior leadership experience in operations, regulatory and human resources, including diversity and inclusion activities at leading companies in the country, coupled with her strong engagement in St. Louis community activities, will bring significant benefits to our customers, the communities we serve and our shareholders.”

NEWS RELEASE

A Missouri native, Brinkley holds a Bachelor of Journalism degree from the University of Missouri and a Bachelor of Arts from Truman State University.

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric distribution and transmission service, as well as natural gas distribution service, while Ameren Missouri provides vertically integrated electric service, with generating capacity of nearly 10,300 megawatts, and natural gas distribution service. Ameren Transmission Company of Illinois develops regional electric transmission projects. For more information, visit Ameren.com, or follow us on Twitter at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn.com/company/Ameren.

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